AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment To Rights Agreement (this “Amendment”), dated as of January 27, 2010, is made and entered into by and between NuRx Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

Whereas, the Company and the Rights Agent previously entered into that certain Stockholder Rights Agreement, dated as of June 1, 2009 (the “Rights Agreement”).

Whereas, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with QuantRx Biomedical Corporation, a Nevada corporation (“Parent”) and NP Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which: (i) Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease; and (ii) in connection with the Merger, certain stockholders of the Company will enter into Voting Agreements with Parent (the “Voting Agreements”).

Whereas, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt Parent and Merger Sub from the application of the Rights Agreement solely in connection with the Merger Agreement, the Voting Agreements, the approval, execution and delivery thereof and the transactions contemplated thereby, including, without limitation, the Merger.

Whereas, subject to certain exceptions, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Plan without the approval of any holders of any holders of Rights Certificates.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Rights Agreement.

(a)               The definition of “Exempt Person” in Section 1 of the Rights Agreement is hereby amended and restated as follows:

“(i)           the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

(ii)           any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; provided, however, that any such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock;

(iii)           Dr. Parkash Gill and his immediate family members and their Affiliates and Associates, provided, however, that any such Person shall not be an Exempt Person if such Person shall become the Beneficial Owner of any additional shares of Company Common Stock after the effective time of this Agreement; or

(iv)           Parent and Merger Sub (each as defined in the Merger Agreement), either individually or together, solely in connection with the approval, execution and delivery of the Merger Agreement and the Voting Agreements, and any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement).”

(b)               Section 1 of the Rights Agreement is hereby amended to add the following new definition:

““Merger Agreement” means the Agreement and Plan of Merger to be entered into on or about January 25, 2010, by and among QuantRx Biomedical Corporation, NP Acquisition Corporation and the Company.”

(c)              Section 1 of the Rights Agreement is hereby amended to add the following new definition:

““Voting Agreement” means the Stockholder Voting Agreement to be entered into on or about January 25, 2010, by and among QuantRx Biomedical Corporation, the Company and certain of the Company’s stockholders as indicated therein.”

(d)              Section 30 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement.”

(e)               Section 35 is hereby added to the Rights Agreement as follows:

“SECTION 35. Exception for Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, none of a Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, none of the transactions, events or rights under Sections 3, 7, 11 or 13, or any other provision of this Agreement shall become applicable or be triggered, none of QuantRx Biomedical Corporation or any of its Affiliates or Associates shall be constituted or deemed to be or have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to this Agreement, in all such cases by reason or as a consequence of the approval, execution, delivery, announcement, pendency of, or consummation of any of the transactions contemplated by, the Merger Agreement.”

(f)                Section 36 is hereby added to the Rights Agreement as follows:

“SECTION 36. Exception for Voting Agreement.  Notwithstanding any provision of this Agreement to the contrary, no person shall be deemed the Beneficial Owner of Company Common Stock by reason of the approval, execution, delivery, announcement, pendency or consummation of the Voting Agreement or any action or transaction contemplated thereby (including without limitation the grant of an irrevocable proxy in accordance with such agreement), and the Voting Agreement shall be disregarded for purposes of determining whether a person is the Beneficial Owner of Company Common Stock.”

(g)               Section 37 is hereby added to the Rights Agreement as follows:

“SECTION 37. Effectiveness of Merger.  Immediately prior to the Effective Time (as defined in the Merger Agreement), all outstanding Rights shall expire and this Agreement shall be terminated and be without any further force or effect.”

2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

5. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

6. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason.

7. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Nevada, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

8. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original and all of which shall constitute one and the same instrument.

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In Witness Whereof, the parties have caused this Amendment to be duly executed as of the day and year first above written.

NURX PHARMACEUTICALS, INC.

By:	/s/ Harin Padma-Nathan
Name:	Harin Padma-Nathan
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ John Comer
Name:	John Comer
Title:	Vice President